May 1, 2008

Marcia R. Martin
Redacted
Reno, NV 89509

Dear Marcia,

This correspondence serves as confirmation of our offer of employment to you as GameTech International’s Chief Financial Officer. This position is important to our organization and we look forward to the contributions you will bring to GameTech and its Executive Team. We anticipate you joining our team June 9, 2008.

As CFO, your responsibilities will include the overall organization and management of GameTech’s financial and accounting activities. In addition, you will have responsibilities in conjunction with the CEO for investor relations as well as mergers and acquisitions. We are prepared to offer you a salary of $200,000 per year. With this position, you will also be eligible to participate in the Executive Team Bonus Plan and Profit Sharing Plan. At the outset, we will offer a GameTech stock option grant of 50,000 shares – 50% or 25,000 shares vest after two years and the other 50% or 25,000 shares vest at the end of four years. This stock option grant will be subject to board approval.

GameTech also offers a rich benefits package including medical, dental, vision, disability and life insurance for yourself and your family. You will be eligible for these benefits the first of the month following 30 days of employment.  You will also be eligible to enroll in our 401K plan immediately with payroll deductions commencing July 1, 2008. Many more benefits will be described in the Plan Package.

As was previously discussed, GameTech operates in a highly regulated environment. Your employment will not commence until our HR Department and our Compliance Department completes background investigations and approves your employment.

You may also be required to submit to multiple background investigations regarding your suitability for licensing in various gaming jurisdictions. Should you be found unsuitable or should you withdraw or refuse to complete and submit any licensing application your employment will terminate and all offers and agreements between you and GameTech will be voided. A copy of the multi jurisdictional license application is provided for you.

We are truly pleased to have the opportunity to work with you and look forward to your participation with us. We wish you the best of success in your new position. This offer of employment (subject to our satisfactory due diligence as described above) is valid for a one week period and expires on May 8, 2008.  Please sign this correspondence to except our offer.

Kind Regards,

_______________________________
Jay Meilstrup                                                                                                Marcia R. Martin                    Date
Chief Executive Officer